Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Senior Vice President – Finance
Lowell, Arkansas 72745	(479) 820-0000
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE SECOND QUARTER 2025

■ Second Quarter 2025 Revenue:	$2.93 billion; flat
■ Second Quarter 2025 Operating Income:	$197.3 million; down 4%
■ Second Quarter 2025 EPS:	$1.31 vs. $1.32; flat

LOWELL, Ark., July 15, 2025 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced second quarter 2025 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $128.6 million, or diluted earnings per share of $1.31 versus second quarter 2024 net earnings of $135.9 million, or $1.32 per diluted share.

Total operating revenue for the current quarter was $2.93 billion and flat with the second quarter 2024. Revenue performance was driven by a 6% increase in Intermodal (JBI) loads and a 13% increase in Truckload (JBT) loads, a 3% increase in Dedicated Contract Services® (DCS®) productivity and a 6% increase in Integrated Capacity Solutions (ICS) revenue per load. These items were offset by Final Mile Services® (FMS) revenue declining 10%, lower revenue per load in both JBI and JBT, a 9% decrease in ICS load volume and a 3% decline in average trucks in DCS. Current quarter total operating revenue, excluding fuel surcharge revenue, increased 1% versus the comparable quarter 2024.

Operating income for the current quarter decreased 4% to $197.3 million versus $205.7 million for the second quarter 2024. The decrease in operating income was primarily due to increases in casualty and group medical claims expenses, and higher professional driver wages and equipment-related costs. Overall operating expenses increased 30bps versus the prior year period but decreased 40bps compared to the first quarter 2025, as productivity and cost-initiatives only partially offset the previously mentioned inflationary cost pressures. Operating income as a percentage of gross revenue decreased year-over-year as a result of the previously disclosed expense items, partially offset by lower rail and truck purchased transportation and fuel costs as a percentage of gross revenue.

Net interest expense for the current quarter increased approximately 5% from the second quarter 2024 due to a higher consolidated debt balance, partially offset by lower effective interest rates.

The effective income tax rate was 26.9% in the current quarter compared to 26.8% in the second quarter 2024. We continue to expect our 2025 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■	Second Quarter 2025 Segment Revenue: $1.44 billion; up 2%
■	Second Quarter 2025 Operating Income: $95.7 million; down 4%

Intermodal volume increased 6% over the same period in 2024. Transcontinental network loads decreased 1%, while eastern network loads increased 15% compared to the second quarter 2024. Overall demand for our intermodal service remained steady, despite market volatility surrounding global supply-chains and trade patterns. Volume growth in our Eastern network continues to be strong, driven by overall service execution and the value proposition it presents to customers. Segment gross revenue increased 2% from the prior-year period, reflecting the 6% increase in volume and a 3% decrease in gross revenue per load, resulting from changes in mix of freight, fuel surcharge revenue, and customer rates. Revenue per load excluding fuel surcharge revenue decreased 2% year-over-year.

Operating income decreased 4% compared to the second quarter 2024 primarily from a combination of lower yields combined with an increase in professional driver wages, casualty and group medical claims expenses and higher maintenance costs. These items were partially offset by improvements in both tractor and trailing asset utilization and overall cost management initiatives.

Dedicated Contract Services (DCS)

■	Second Quarter 2025 Segment Revenue: $847 million; flat
■	Second Quarter 2025 Operating Income: $93.7 million; down 3%

DCS revenue was flat compared to the same period 2024 driven by a 3% decline in average trucks offset by a 3% increase in productivity (revenue per truck per week). Productivity excluding fuel surcharge revenue increased 5% from the prior-year period due to contracted indexed-based price escalators and a decline in idled equipment. On a net basis, there were 150 fewer revenue-producing trucks in the fleet by the end of the quarter compared to the prior-year period but 115 more versus the end of the first quarter 2025. Customer retention rates are approximately 92%.

Operating income decreased 3% from the prior-year period primarily from higher group medical and casualty claims expenses, increased professional driver wages and equipment-related expenses. These items were partially offset by the maturing of new business onboarded over the past trailing twelve months and overall cost management initiatives.

Integrated Capacity Solutions (ICS)

■	Second Quarter 2025 Segment Revenue: $260 million; down 4%
■	Second Quarter 2025 Operating Loss: $(3.6) million; vs. $(13.3) million in Q2’24

ICS revenue declined 4% during the current quarter compared to the second quarter of 2024. Overall segment volume decreased 9% versus the prior-year period. Revenue per load increased 6% due to increases on contractual rates and changes in customer freight mix, partially offset by lower transactional rates compared to the second quarter of 2024. Contractual volume represented approximately 62% of the total load volume and 63% of the total revenue in the current quarter compared to 61% and 59%, respectively, in the second quarter 2024.

Operating loss was $3.6 million compared to an operating loss of $13.3 million for the second quarter of 2024. Operating results improved from the prior-year quarter primarily due to a modest increase in gross profit, lower personnel-related expenses and lower cargo insurance and technology costs. Gross profit increased 1% versus the prior year period as a result of higher revenue per load and gross profit margins improving to 15.5% compared to 14.8% in the prior-year period. ICS carrier base increased 8% from the prior year period following recent declines resulting from changes made to carrier qualification requirements to mitigate cargo theft in prior periods.

Final Mile Services (FMS)

■	Second Quarter 2025 Segment Revenue: $211 million; down 10%
■	Second Quarter 2025 Operating Income: $8.0 million; down 60%

FMS revenue decreased 10% compared to the same period 2024. The decrease was primarily driven by general softness in demand across a majority of the end markets served and ongoing efforts to improve revenue quality and profitability across various accounts which resulted in some loss of business.

Operating income decreased 60% compared to the prior-year period. Second quarter 2024 included a $1.1 million net benefit from two offsetting claim settlements. After consideration of this impact, operating income decreased primarily from lower revenue, higher casualty and group medical claims expenses and an increase in bad debt expense compared to the prior-year period.

Truckload (JBT)

■	Second Quarter 2025 Segment Revenue: $177 million; up 5%
■	Second Quarter 2025 Operating Income: $3.4 million; down 5%

JBT revenue increased 5% compared to the same period in the previous year. Revenue excluding fuel surcharge revenue increased 8% driven by a 13% increase in load volume partially offset by a 4% decline in revenue per load excluding fuel surcharge revenue. Total average effective trailer count decreased by approximately 450 units, or 4% versus the prior-year period. Trailer turns in the quarter were up 17% from the prior period primarily due to improved network balance and overall initiatives to improve equipment utilization.

JBT operating income decreased 5% to $3.4 million compared to the second quarter 2024. The decrease in operating income was primarily driven by higher casualty and group medical claims expenses and increased maintenance-related costs. JBT segment operating income as a percentage of segment gross revenue decreased slightly year-over-year as a result of higher third-party capacity costs and insurance and claims expense as a percentage of gross revenue.

Cash Flow and Capitalization:

At June 30, 2025, we had approximately $1.72 billion outstanding on various debt instruments compared to $1.48 billion at June 30, 2024 and December 31, 2024.

Our net capital expenditures for the six months ended June 30, 2025 approximated $399 million compared to $409 million for the same period 2024. At June 30, 2025, we had cash and cash equivalents of approximately $51 million.

In the second quarter 2025, we purchased approximately 2,400,000 shares of common stock for approximately $319 million. At June 30, 2025, we had approximately $335 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2025 approximated 96.8 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2024. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2025		2024
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,576,319		$2,545,023
Fuel surcharge revenues	351,862		383,662
Total operating revenues	2,928,181	100.0%	2,928,685	100.0%

Operating expenses
Rents and purchased transportation	1,266,908	43.3%	1,274,011	43.5%
Salaries, wages and employee benefits	816,941	27.9%	803,047	27.4%
Depreciation and amortization	176,980	6.0%	184,658	6.3%
Fuel and fuel taxes	153,710	5.2%	164,291	5.6%
Operating supplies and expenses	128,245	4.4%	120,425	4.1%
Insurance and claims	84,838	2.9%	73,222	2.5%
General and administrative expenses, net of asset dispositions	74,876	2.6%	74,707	2.6%
Operating taxes and licenses	17,770	0.6%	17,575	0.6%
Communication and utilities	10,639	0.4%	11,040	0.4%
Total operating expenses	2,730,907	93.3%	2,722,976	93.0%
Operating income	197,274	6.7%	205,709	7.0%
Net interest expense	21,285	0.7%	20,198	0.7%
Earnings before income taxes	175,989	6.0%	185,511	6.3%
Income taxes	47,365	1.6%	49,638	1.7%
Net earnings	$128,624	4.4%	$135,873	4.6%
Average diluted shares outstanding	97,976		103,146
Diluted earnings per share	$1.31		$1.32

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2025		2024
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$5,136,048		$5,097,508
Fuel surcharge revenues	713,525		775,177
Total operating revenues	5,849,573	100.0%	5,872,685	100.0%

Operating expenses
Rents and purchased transportation	2,560,236	43.8%	2,554,998	43.5%
Salaries, wages and employee benefits	1,616,588	27.6%	1,610,931	27.4%
Depreciation and amortization	356,456	6.1%	367,655	6.3%
Fuel and fuel taxes	313,643	5.4%	337,817	5.8%
Operating supplies and expenses	251,698	4.3%	243,416	4.1%
Insurance and claims	169,856	2.9%	148,908	2.5%
General and administrative expenses, net of asset dispositions	147,847	2.5%	151,490	2.6%
Operating taxes and licenses	35,250	0.6%	35,110	0.6%
Communication and utilities	22,045	0.4%	22,282	0.4%
Total operating expenses	5,473,619	93.6%	5,472,607	93.2%
Operating income	375,954	6.4%	400,078	6.8%
Net interest expense	39,882	0.7%	35,847	0.6%
Earnings before income taxes	336,072	5.7%	364,231	6.2%
Income taxes	89,708	1.5%	100,865	1.7%
Net earnings	$246,364	4.2%	$263,366	4.5%
Average diluted shares outstanding	99,226		103,626
Diluted earnings per share	$2.48		$2.54

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2025		2024
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,437,885	49%	$1,407,496	48%
Dedicated	846,755	29%	851,010	29%
Integrated Capacity Solutions	260,243	9%	270,378	9%
Final Mile Services	210,627	7%	235,290	8%
Truckload	176,968	6%	168,095	6%
Subtotal	2,932,478	100%	2,932,269	100%
Intersegment eliminations	(4,297)	(0%)	(3,584)	(0%)
Consolidated revenue	$2,928,181	100%	$2,928,685	100%

Operating income

Intermodal	$95,747	49%	$99,244	48%
Dedicated	93,687	47%	96,410	47%
Integrated Capacity Solutions	(3,554)	(2%)	(13,287)	(7%)
Final Mile Services	7,993	4%	19,778	10%
Truckload	3,369	2%	3,549	2%
Other (1)	32	0%	15	0%
Operating income	$197,274	100%	$205,709	100%

	Six Months Ended June 30
	2025		2024
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$2,907,138	50%	$2,802,846	48%
Dedicated	1,669,047	28%	1,711,026	29%
Integrated Capacity Solutions	528,285	9%	555,665	9%
Final Mile Services	411,331	7%	464,570	8%
Truckload	343,596	6%	346,407	6%
Subtotal	5,859,397	100%	5,880,514	100%
Intersegment eliminations	(9,824)	(0%)	(7,829)	(0%)
Consolidated revenue	$5,849,573	100%	$5,872,685	100%

Operating income

Intermodal	$190,134	51%	$201,133	50%
Dedicated	173,961	46%	190,060	48%
Integrated Capacity Solutions	(6,220)	(1%)	(30,828)	(8%)
Final Mile Services	12,669	3%	34,864	9%
Truckload	5,408	1%	4,778	1%
Other (1)	2	0%	71	0%
Operating income	$375,954	100%	$400,078	100%

(1)	Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2025	2024

Intermodal

Loads	525,161	497,446
Average length of haul	1,631	1,689
Revenue per load	$2,738	$2,829
Average tractors during the period *	6,376	6,209
Tractors (end of period) *	6,363	6,162
Trailing equipment (end of period)	125,265	121,169
Average effective trailing equipment usage	102,603	98,350

Dedicated

Loads	992,772	1,007,798
Average length of haul	177	182
Revenue per truck per week**	$5,163	$5,004
Average trucks during the period***	12,689	13,142
Trucks (end of period) ***	12,739	12,889
Trailing equipment (end of period)	32,345	31,802
Average effective trailing equipment usage	33,027	32,461

Integrated Capacity Solutions

Loads	132,315	145,362
Revenue per load	$1,967	$1,860
Gross profit margin	15.5%	14.8%
Employee count (end of period)	560	708
Approximate number of third-party carriers (end of period)	117,700	109,200
Marketplace for J.B. Hunt 360 revenue (millions)	$88.6	$104.1

Final Mile Services

Stops	998,916	1,098,521
Average trucks during the period***	1,317	1,374

Truckload

Loads	104,357	92,628
Revenue per load	$1,696	$1,815
Average length of haul	611	646

Tractors (end of period)
Company-owned	-	23
Independent contractor	2,041	1,874
Total tractors	2,041	1,897

Trailers (end of period)	12,785	13,299
Average effective trailing equipment usage	12,144	12,600

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2025	2024

Intermodal

Loads	1,046,982	982,612
Average length of haul	1,645	1,689
Revenue per load	$2,777	$2,852
Average tractors during the period *	6,403	6,277
Tractors (end of period) *	6,363	6,162
Trailing equipment (end of period)	125,265	121,169
Average effective trailing equipment usage	105,164	97,231

Dedicated

Loads	1,935,666	2,012,135
Average length of haul	179	181
Revenue per truck per week**	$5,146	$5,012
Average trucks during the period***	12,656	13,220
Trucks (end of period) ***	12,739	12,889
Trailing equipment (end of period)	32,345	31,802
Average effective trailing equipment usage	32,972	32,728

Integrated Capacity Solutions

Loads	270,058	303,609
Revenue per load	$1,956	$1,830
Gross profit margin	15.4%	14.5%
Employee count (end of period)	560	708
Approximate number of third-party carriers (end of period)	117,700	109,200
Marketplace for J.B. Hunt 360 revenue (millions)	$180.5	$209.6

Final Mile Services

Stops	1,919,260	2,175,210
Average trucks during the period***	1,335	1,391

Truckload

Loads	199,500	186,313
Revenue per load	$1,722	$1,859
Average length of haul	616	662

Tractors (end of period)
Company-owned	-	23
Independent contractor	2,041	1,874
Total tractors	2,041	1,897

Trailers (end of period)	12,785	13,299
Average effective trailing equipment usage	12,120	12,746

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$50,901	$46,983
Accounts Receivable, net	1,182,175	1,224,166
Prepaid expenses and other	453,746	499,834
Total current assets	1,686,822	1,770,983
Property and equipment	9,373,354	9,148,928
Less accumulated depreciation	3,622,823	3,419,129
Net property and equipment	5,750,531	5,729,799
Other assets, net	803,781	811,488
	$8,241,134	$8,312,270

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$699,435	$500,000
Trade accounts payable	655,226	645,925
Claims accruals	279,221	257,121
Accrued payroll	136,431	122,477
Other accrued expenses	162,881	152,517
Total current liabilities	1,933,194	1,678,040

Long-term debt	1,019,925	977,702
Long-term claims accruals	416,083	368,704
Other long-term liabilities	351,232	377,070
Deferred income taxes	865,370	896,249
Stockholders' equity	3,655,330	4,014,505
	$8,241,134	$8,312,270

Supplemental Data
(unaudited)

	June 30, 2025	December 31, 2024

Actual shares outstanding at end of period (000)	96,799	100,555

Book value per actual share outstanding at end of period	$37.76	$39.92

	Six Months Ended June 30
	2025	2024

Net cash provided by operating activities (000)	$806,245	$827,021

Net capital expenditures (000)	$399,079	$408,853